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                                                                    Exhibit 10.7

                          TUNNEL BAT LICENSE AGREEMENT

      THIS AGREEMENT, effective this 1st day of July 1998, made between:

      David Richardson 48 Valencia Drive, Dunedin, Florida 34698 holder of his pertinent patent-pending rights ("Mr. Richardson");

                                       and

      Toups Technology Licensing Incorporated, Suite 105, 7887 Bryan Diary Road, Largo, Florida 33777, (" TTL"), by its President and Chief Executive Officer, Leon H, Toups;

                                 WITNESSETH THAT

WHEREAS Mr. Richardson for some years past has been developing and disclosing in patents pending and technical papers, what he calls Tunnel Bat Technology; of which he has applied for U.S. Patent(s) "Tunnel Bat" and Mr. Richardson currently operates a Tunnel Bat vehicle AND

      WHEREAS TTL is engaged in the business of developing market-ready technological products and services protected by intellectual property rights, especially patents, by application of a systems approach to identifying, funding, developing, and marketing technological products and services; AND

      WHEREAS Mr. Richardson and TTL are interested in undertaking together a joint effort at designing, manufacturing, selling, or otherwise commercializing Tunnel Bat, as by a License Agreement that provides for Mr. Richardson to introduce TTL to the technology and to authorize TTL to make and to commercialize Tunnel Bat, at an agreed royalty, so long as both Parties perform in accordance with this Agreement;

      NOW, THEREFORE, Mr. Richardson and TTL, intending to be legally bound, agree to undertake designing, manufacturing, and selling or otherwise commercializing Tunnel Bat upon the following terms and conditions:

1. Definitions

      a. "Licensed Know-how" means unpatented proprietary technical, professional, or commercial information disclosed to TTL by Mr. Richardson, and useful in designing, making, or using Licensed Products or performing Licensed Services.

      b. "Licensed Patent" means any patent (or disclosed patent application) licensed to TTL herein and containing a claim defining the composition, design, machine, process, product by


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            process, manufacturing, structure, operation, or use Tunnel Bat subject matter, insofar as owned or licensable by Mr. Richardson and so licensed to TTL in or for the License Territory.

      c. "Licensed Product" means by-product or related composition whose production, structure, or use embodies any Licensed Know-how, is defined by a claim of a Licensed Patent or disclosed patent application and/or would infringe a Licensed Patent in the absence of this License Agreement, or displays or is commercialized by a Licensed Trademark.

      d. "Licensed Service" means any designing, making, specifying, or any instruction, leasing, or performance of other services relating to any License Product for, to, or with a customer or other party, whether for compensation or not.

      e. "Licensed Specification" means any requirement or standard identified by Mr. Richardson to TTL relating to composition, design, manufacturing method, structure, workmanship and/or resulting appearance, form, identity, quality, or presentation of a Licensed Product or a Licensed System,

      f "Licensed System" means any apparatus, assembly, device, or structure for producing or using a Licensed Product, with or for use with (or without) other accessories

      g. "Licensed Trademark" "Tunnel Bat" or other word and/or design, used with or without any other word and/or design, in or as a brand name for Licensed Products or Licensed Services or Licensed Systems.

      h. "Improvement" means any substantial change in any foregoing defined item (a to g) during this Agreement, whether made by Mr. Richardson or by TTL, or both, or otherwise owned and/or licensable by either of them to the other, as more fully considered below.

      i. "License Term" means the duration of this Agreement, as follows: (i) an Initial Period, beginning on the aforesaid effective date with a Startup Time ending on exactly twelve months thereafter, and continuing, if TTL so elects, to the end of the year 2001: and (ii) further continuing (at TTL's advance notice of election to do so) for one or more successive Renewal Periods of three (3) calendar years, noted further below.

      j.    "License Territory" means worldwide.


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      k.    "Startup Time" means the time period from the beginning of the
            Initial Period of this Agreement on the identified effective date, to end exactly twelve months thereafter.

2. License and Sublicenses

      a. Mr. Richardson hereby grants to TTL, for the License Term only. an indivisible, non-assignable right and license to make, use, lease, sell, and otherwise practice commercially the defined Licensed subject matter.

      b. So long as TTL is in good standing under this Agreement, this grant is to be exclusive, meaning that Mr. Richardson will not grant any third party a similar license in the License Territory.

      c. TTL shall have the right to apply any Licensed Trademark to Licensed Products and other components approved by Mr. Richardson and sold by TTL for construction of Licensed Systems, but TTL, shall use Licensed Trademarks only in accordance with acceptable trademark practice and subject to the provisions of this Agreement

      d. TTL customers will have an implied sublicense to assemble Licensed Products into Licensed Systems, with or without other components.

      e. Having elected to continue hereunder until at least the end of the Startup Time, TTL may grant sublicenses, contingent upon TTL's retention of its license under this Agreement.

      f. Each such sublicense granted by TTL shall be upon terms and conditions of Running Royalty not significantly more favorable to the sublicensee than the terms and conditions of the present License Agreement are to TTL.

      g. Each sublicense granted by TTL under this Agreement will provide expressly that it is so granted and that in the event that TTL should discontinue its License hereunder or its license otherwise become terminated the sublicensee will become a licensee of Mr. Richardson by substitution for TTL, unless prohibited by law.

3. Development Schedule/Existing Equipment

            TTL shall support Mr. Richardson in the development of Tunnel Bat model three which shall include the technology used in the prior Tunnel Bat vehicles and shall include all modifications thereon according to the following schedule:


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      a.    Each month wherein the existing Tunnel Bat vehicle earns an amount equal to or greater than $20,000, TTL shall dedicate a minimum of 50% of said amount toward the purchase of materials and other costs associated with the constuction of Tunnel Bat model 3. However, TTL at its sole discretion, may apply more than 50% of revenues earned toward the purchase of materials and other costs association with the construction of Tunnel Bat model 3.

      b. During the first month of this Agreement TTL shall engage at least two national selling agents for the purpose of presenting for sale Tunnel Bat vehicle model 3 throughout the continental United States and during this period Mr. Richardson shall make available all specifications, drawings, diagrams, selling material or other information or documentation as is necessary to market the Tunnel Bat vehicle model 3.

      c. As a part of this Agreement, TTL shall become the sole owner of the existing Tunnel Bat vehicle and. shall be entitled to all privileges thereunto pertaining except that it TTL shall decide to sell the existing Tunnel Bat vehicle, Mr. Richardson shall recieve a minimum of $30,000 regardless of the sale price received by TTL.

4. License Term

      a. The Initial Period begins on the effective date of this Agreement and will extend at least to the end of the Startup Time, when it will terminate if TTL fails to notify Mr. Richardson in writing at least thirty (30) days theretofore that TTL elects to continue for the rest of the Initial Period. Such notice would extend the Initial Period to end on the anniversary of the License Agreement in the year 2001.

      b. Unless sooner terminated, the License Term may continue for a succeeding Renewal Period, from the end of the Initial Period or of any Renewal Period, at the election of TTL if then in good standing; such election to be made by TTL giving written notice to Mr. Richardson within the last calendar quarter of any Period, of intention to continue this Agreement for a succeeding Renewal Period, beginning on the first day of January of the next year and continuing for three (3) more years.

      c. The License Term shall continue from Period to Period so long as TTL timely renews, or until Mr. Rchardson gives TTL notice that TTL is no longer in good standing because of a specified breach or default of one or more of TTL's obligations under this Agreement; TTL shall have the right to remedy any such breach or default within forty-five (45) days thereafter or by the due


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            date of the next quarterly report by TTL (whichever is later) to return to good standing as to such breach or default Likewise, if Mr. Richardson should be in breach or default of one or more of Mr. Richardson's obligations under this Agreement, Mr. Richardson shall have the right to remedy any such breach or default within forty-five (45) days thereafter or by the due date of the next quarterly report by TTL (whichever is later) to return to good standing as to such breach or default.

      d. Obligations of this Agreement that are indicated as surviving beyond the end of a Period or of the License Term shall continue for such time period as may be lawful, despite notice by either party to the other of an election to discontinue either party's participation in or under this Agreement.

      e. The Term of this Agreement, if not sooner ended by the act of a party or the operation of law, shall end upon expiration of the last to expire of the Licensed Patents, except as TTL is using a TUNNEL BAT trademark, or otherwise as noted below.

5. Confidentiality

      a. To the extent that TTL receives Licensed Know-how, or either party becomes aware of other proprietary information from the other party via their relationship pursuant to this Agreement, each recipient of such information will hold it in confidence so long as the other party effectively treats it as confidential, except as specific information becomes public knowledge otherwise than by or from TTL.

      b. The foregoing obligation to keep proprietary information confidential and to safeguard it within the organization of a party will survive any termination of this Agreement to the extent that such information is not common trade knowledge.

6. Startup Time

      a. TTL will provide facilities, equipment, and resources for TUNNEL BAT design, development, and marketing purposes during the Startup Time in order to enable the equipment and resultant products to be analyzed, tested, and (as soon as feasible) to be demonstrated to prospective customers, investors, and other interested persons.

      b. Mr. Richardson will provide TUNNEL BAT Licensed Know-how to TTL from time to time as may be appropriate and will participate regularly as a technical consultant upon TUNNEL BAT design, development, testing, and marketing, as TTL deems desirable.


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7. Royalties

      a. The Running Royalty rate for Licensed Product, Licensed Services, and Licensed Systems is Six Percent (6%) of gross remuneration of all that TTL receives in money or other thing of value for leasing, servicing, selling, or otherwise commercializing the same.

      b. Running Royalty accrues upon invoice, lease, sale, or service by TTL but shall not be payable until thirty (30) days thereafter or upon TTL's receipt of payment therefor (whichever occurs first), and shall be without any deduction from TTL's actual total revenue therefrom, except for customers' related costs (such as insurance, shipping, or taxes) and then only if so itemized on TTL's invoices to them.

      c. Running Royalty payable for any given month becomes due at the end of the then current calendar quarter, and shall be paid during the first month of the next calendar quarter, or will become overdue on the first day of the next month.

      d. As a part of Mr. Richardson's Royalties hereunder, upon signing this Agreement, TTL shall issue to Mr. Richardson 150,000 of its restricted $.001 par value Common Shares. Said Shares shall be fully vested upon receipt. These Shares shall be considered to be a guaranteed perforformance amount for the Startup Period (1989-1999), but shall not be applied against the Running Royalty. TTL shall further cause for the registration of at least 50,000 of the foresaid Shares exactly six months after June 15, 1998, unless TTL, in its sole discretion, registers such Shares at an earlier time, such that the Shares may thereafter be issued without restrictions on resale.

8. Payments and Reports

      a. TTL will report to Mr. Richardson (insert mailing address), all Running Royalty for each calendar quarter of the License Term during the first month of the next ensuing calendar quarter and may include with each such report full payment of royalty due for (and reported for) the preceding quarter's operations.

      b. Quarterly and annual royalty reports will be signed and be certified as accurate and complete by an authorized officer of TTL.

      c. TTL will keep accurate and complete records of all business done pursuant to this Agreement and will make such records available to Mr. Richardson, no more than two (2) persons at


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            once-for inspection during regular business hours, upon at least three (3) business days' advance notice, to determine Royalties accrued and paid or unpaid, and any other information due hereunder.

      d. Mr. Richardson may cause an audit to be made of the applicable records in order to verify statement for Running Royalties made hereunder. Any audits shall be conducted by an independent certified public accountant, acceptable to both parties, and shall be conducted during regular business hours at TTL's offices.

      e. Mr. Richardson shall bear the expenses of any such audit unless such audit reveals that the Royalties paid by TTL under this Agreement for the Period subject to the audit are less than ninety-five percent (95%) of the amount owed by TTL for such period. In such event, the costs of the audit shall be borne by TTL, in addition and without limitation to any right of remedy Mr. Richardson may have. TTL agrees to pay the balance of such royalties due Mr. Richardson within forty-five (45) days after written notice from Mr. Richardson of TTL's understatement of Royalties due. Furthermore, TTL shall pay interest on all understated Royalties at a rate of 1.5% per month or lesser amount as mandated by law, computed from the day on which said Royalties were due and owing to Mr. Richardson.

      f. Refusal by TTL to report or to pay Royalty, or to maintain or make available records of business done hereunder, will forfeit TTL's good standing under this Agreement, if not remedied within thirty
            (30) days, unless limited to nonpayment of money, which may be remedied within forty-five (45) days, or by the due date of the next quarterly report, whichever is later.

9. Improvements

      a. Any new composition, design, product, or service conducive to third party competition with Licensed Product or Licensed Services or Licensed Systems, invented or otherwise coming under the control of either party during the License Term, is deemed an "Improvement" and such party will disclose the same to the other party promptly and in enough detail to enable the other party to elect whether to have such Improvement included hereunder.

      b. As to any such Improvement by either party, either party may elect to have such Improvement included hereunder, within three (3) months after first knowledge thereof, without change in Royalty, by promptly notifying the other party of an election to so; and the party that made or acquired such Improvement


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            need do no more if both parties fail to elect to include the
            Improvement.

      c. The originating party of an elected Improvement that appears possibly patentable after a competent prior art search, will file and prosecute a patent application thereon, and may discontinue prosecuting it or maintaining any resulting patent but only after giving the other party notice of such intention plus ample opportunity to take such (or equivalent) action at its own sole future discretion and expense.

      d. If either party so elects to have any given Improvement included under this Agreement, the electing party in doing so will become obligated to pay one-half (1/2) the expense of undertaking to patent it within the License Territory, whereas the other one-half (1/2) of any such patent expense will be the obligation of the originating party, whether or not the electing and originating parties are the same, except that if TTL elects not to participate in the payment of an Improvement made by Mr. Richardson to be included, TTL shall not be obligated to do so.

      e. If the parties have joint inventorship/ownership patent rights in an issued Improvement patent, the parties will share equally the related ownership rights and expenses including any official patent maintenance fees, up to a limit of $10,000 for Mr. Richardson's share for any one Improvement patent. The parties need not exercise improvement patent rights, except as this Agreement may provide, nor need either party account to the other party for any lawful activity regarding such patent rights outside this Agreement.

      f. The parties recognize that well-based differences may arise with regard to origination of any given Improvement and that as to U.S. patents the determination of inventorship and of patentability is exclusively within the jurisdiction of the U.S. Patent and Trademark Office and the Federal Courts. Unless the parties are/have joint inventors or successor(s) thereto and hence are joint owners, they specifically agree that for any Improvement patent application and for any resulting patent for an Improvement elected by either party to be included hereunder, regardless of inventorship, the Improvement originating or otherwise acquiring party will grant to the other party (if that other party so elects) an unrestricted paid-up (free) license to practice the Improvement for the License Term, if such practice of it would not violate any non-elected prior patent of the grantor-licensor.


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      g.    Each party's foregoing Improvement rights are executory in nature, including the right to be informed of any Improvement by the other party, and to elect an Improvement for inclusion hereunder (or not), and including rights to ongoing prosecution of patent applications and maintenance of patents by an originating party of an elected Improvement, and receipt of license or ownership rights thereunder.

10. Infringement Rights

      a. As of the effective date of this Agreement, TTL acknowledges that the exclusive ownership of the initially Licensed Know-how, the Licensed Patents, and the Licensed Trademarks is in Mr. Richardson, and not at all in TTL.

      b. In the event that TTL's commercialization of any Licensed Product, Licensed Service, or Licensed System is accused of infringing a proprietary right of any third party, the parties will cooperate in attempting to avoid such infringement or to prove lack of infringement, and so long as TTL's license hereunder is exclusive to the extent set forth above, TTL will have a right, but not an obligation, to defend or assist in defending against any infringement action brought by a third party, and shall have also the obligation to pay one-half (1/2) of the costs of doing so, except as either party may voluntarily pay more thereof incidental to participation therein.

      c. Neither party will be liable to the other party if unable or unwilling to continue this Agreement because of such infringement of third-party rights, and in that event TTL will cease commercializing Licensed Products, Licensed Services, and Licensed Systems, and TTL will relinquish its rights hereunder in that event, and thereby terminate its Royalty and attendant obligations to Mr. Richardson.

      d. In the event that the activities of any third party are asserted (or other-wise appear) to infringe an intellectual property right licensed to TTL hereunder, the parties will cooperate in attempting to ascertain and to abate such infringement. So long as TTL's license hereunder is exclusive to the extent set forth above, TTL will have a prior right, but not an obligation, to abate such infringement, whether by litigation or otherwise, subject to paying all the costs of doing so other than such costs or expenses as Mr. Richardson may voluntarily pay incidental thereto or to participation therein. Any moneys recovered from a third-party infringer will be retained by the parties, pro-rated to their expenditures after determining what portion of moneys recovered are due Mr. Richardson as part of his Running Royalty, whose action(s) had such result.


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      e.    If third-party infringement is not abated, TTL may elect to continue as a non-exclusive licensee under this Agreement as its sole remedy, or alternatively TTL may discontinue its license and cease royalty payments as its sole remedy.

11. Assurances

      a. Mr. Richardson assures TTL of his origination of the inventions in his Licensed patent-pending, but Mr. Richardson cannot guarantee TTL of Mr. Richardson's invention priority or patent validity.

      b. Mr. Richardson warrants ownership of the Licensed Patents and Licensed Trademarks, in the specific sense that Mr. Richardson has no reason to believe that any third party has any right to prevent either Mr. Richardson or TTL from practicing any Licensed Invention, or from using any Licensed Trademark, as provided in this Agreement, but Mr. Richardson cannot and does not warrant such practice or usage as non-infringing of third-party rights.

      c. Mr. Richardson will instruct and/or assist TTL's personnel in design, manufacturing, quality standards, testing, distribution, marketing, and sale, as well as proper marking, of Licensed Product and Licensed Systems, and Mr. Richardson will provide Licensed know-how in doing so, as may be applicable.

      d Mr. Richardson will have no liability whatever to TTL for TTL's actions or inactions under this Agreement, and TTL will save Mr. Richardson harmless against any liability to third parties whether based upon agency, contract, negligence, product liability, or other basis-for any claim based on action or inaction of TTL relating to Licensed Products, Services, or Systems.

12. Product Marking

      a. TTL will mark on Licensed Products. (or containers) each patent number applicable thereto upon being advised thereof by Mr. Richardson.

      b. TTL will display a Licensed Trademark (if elected) on all Licensed Product and in advertising copy, brochures, and publications by or for TTL about Licensed Product. TTL will not use any Licensed Trademark in or as a trade name (i) if not elected, or (ii) if elected, after TTL discontinues (or other termination of) TTL's license under this Agreement.


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      c.    TTL will provide access for Mr. Richardson, at agreed times, to all
            Licensed Product to enable Mr. Richardson to ascertain that the nature and quality thereof meet standards required by trademark law of products bearing a Licensed Trademark.

      d. TTL will not make any material change in materials, production methods, or otherwise that might affect the nature or quality of any TUNNEL BAT product or service, without advance notice to Mr. Richardson and ample opportunity for Mr. Richardson to confirm compliance of such product or service with applicable quality standards or not.

      e. TTL will provide representative specimens of each Licensed Product or Licensed Service or Licensed System label and advertising copy, and of each product or service brochure, before publication thereof, to enable Mr. Richardson to assure that they meet accepted trademark usage standards.

      f. TTL will not manufacture, sell, or distribute any Licensed Product that does not meet Mr. Richardson's quality standards, nor distribute any product literature that does not meet accepted trademark usage standards.

      g. If TTL elects to use one or more Licensed Trademark(s), TTL will display one thereof on each container of Licensed Product made by or for it, and in all Licensed Product advertising copy, product brochures, press releases, and publications by or for TTL about Licensed Product plus the generic name of the goods, together with occasional notice that such Trademark is the property of Mr. Richardson.

13. Termination

      a. During the last calendar quarter of the Initial or any Renewal Period, TTL may notify Mr. Richardson of TTL's election to continue the Agreement for a Renewal Period, to begin at the end of the then current Period; or, by failing to do so, TTL will terminate its rights under this Agreement, whereupon TTL will be obligated to discontinue its participation in licensed activities by the end of the existing Period, except as the parties otherwise agree in a signed written agreement.

      b. Upon termination, TTL will refrain from exercising thereafter any right it had by license hereunder, such as practicing the invention of any previously Licensed Patent, or using a Licensed Trademark or confusingly similar expression.

      c. Whenever TTL is not in good standing hereunder, MR. RICHARDSON may render TTL's license wholly non-exclusive,


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            or if it is already non-exclusive for a prior breach or default MR.
            RICHARDSON may terminate TTL's rights hereunder, in the absence of specific curative provisions for TTL's breach or default, or if TTL has had art opportunity to comply such a curative provisions and failed or refused to do so.

      d. If either party becomes, or would become, disabled-as by the other party's choosing, or being subjected to, an act or a procedure for relief of debtors from enforcing compliance with a given executory obligation of the other party hereunder (eg., compliance with standards, action with regard to infringers, offer of Improvements) the thus disabled party may deem this Agreement and the license and other rights under this Agreement terminated.

      e. No inaction or overlooking by Mr. Richardson of any condition or provision of this Agreement or of any breach or default thereof by TTL shall be deemed to imply or to constitute a future waiver of any similar breach or default of the same or other condition/provision.

14. Miscellaneous

      a. If any one or more provision(s) or effect(s) of this Agreement should prove to be invalid or unenforceable, and the Agreement be otherwise valid and enforceable, the invalid or unenforceable provision or portion thereof will be severed, and the remainder of the Agreement be and remain valid and enforceable to the fullest extent permitted by applicable law.

      b. This License Agreement is made for the benefit of the parties, their heirs, successors, and assigns, and any other person or legal entity named in any provision hereof, and not made to give any unnamed person or legal entity any right of action whatever.

      c. Each statement made in this Agreement is deemed material, and each party is entitled to rely, and deemed to have relied, upon the truth and correctness thereof in entering into this Agreement.

      d. Each party acknowledges that he has received advice of independent counsel of choice as to the inducements, provisions, and terms of this Agreement, and their effect, whereupon entering into this License Agreement is each party's free and independent act.

      e. This Agreement is to be governed by Federal law to whatever extent a proprietary right granted by the United States is


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            involved, and otherwise by Florida law, except as activities of a party in any other State render that other State's law applicable

      f. In the event that any action or proceeding is brought to enforce any of the terms and conditions of this Agreement, then the party in whose favor relief is granted and/or judgment is entered shall be entitled to have and recover from the other party or parties all costs, prejudgement interest, and reasonable attorney's fees incurred in connection with the enforcement action.

      g. Notice to be given under this Agreement will be in writing and be addressed to the other party at the address of such party hereinabove, unless such address has been superseded by like notice, whereupon the latest noticed address thereof is to be used. Notice will be effective when delivered to the addressee, or-if not a change of address-when sent by Express or Registered Mail so addressed.

      n. This Agreement sets forth the entire intent and understanding of the parties with regard to the subject matter hereof, and merges any prior negotiations or agreements by the parties as to such subject matter, and no addition, deletion, or other modification of the wording hereof may be made except in writing subsequent hereto and signed by the party or parties to be bound thereby.

      IN WITNESS WHEREOF the parties have caused this Agreement to be signed, sealed, and attested by persons duty authorized so to do, as of the date first stated hereinabove.

Tunnel Bat                                    TTL


/s/ David Richardson                          /s/ Leon H. Toups, Pres
-------------------------------               ----------------------------------
David Richardson                              Leon H. Toups, President


Attest: /s/ Jerry Kammarr                     Attest: /s/ Mark Clancy
-------------------------------                      ---------------------------
Jerry Kammarr                                        Mark Clancy, Vice President


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